Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

GREEN PLAINS INC.

GREEN PLAINS MADISON LLC

GREEN PLAINS MOUNT VERNON LLC

GREEN PLAINS YORK LLC

GREEN PLAINS OPERATING COMPANY LLC

GREEN PLAINS ETHANOL STORAGE LLC

and

GREEN PLAINS PARTNERS LP

dated effective as of

September 23, 2016

-i-

5.2	Independent Investigation	15

5.3	Post-Closing Payments	15

5.4	Further Assurances	15

5.5	Tax Covenants	16

5.6	Real Property	17

ARTICLE VI. CLOSING		17

6.1	Closing	17

6.2	Deliveries by Sellers	17

6.3	Deliveries by the Partnership Parties	18

ARTICLE VII. INDEMNIFICATION		19

7.1	Environmental Indemnification	19

7.2	Indemnification	20

7.3	Indemnification Procedures	21

7.4	Limitations Regarding Indemnification	22

7.5	Survival	23

7.6	Sole Remedy	23

ARTICLE VIII. MISCELLANEOUS		23

8.1	Expenses	23

8.2	Deed; Bill of Sale; Assignment	23

8.3	Notices	23

8.4	Governing Law	24

8.5	Public Statements	24

8.6	Form of Payment	24

8.7	Entire Agreement; Amendments and Waivers	24

8.8	Binding Effect and Assignment	25

8.9	Severability	25

8.10	Interpretation	25

8.11	Headings and Schedules	25

8.12	Counterparts	25

-ii-

EXHIBITS

Exhibit A-1	Madison, IL Storage Assets and Transportation Assets
Exhibit A-2	Mount Vernon, IN Storage Assets and Transportation Assets
Exhibit A-3	York, NE Storage Assets and Transportation Assets
Exhibit B	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C	Excluded Assets and Liabilities

-iii-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of September 23, 2016, and dated effective September 23, 2016, by and among Green Plains Inc., an Iowa corporation (“Green Plains”), Green Plains Madison LLC, a Delaware limited liability company (“Green Plains Madison”), Green Plains Mount Vernon LLC, a Delaware limited liability company (“Green Plains Mount Vernon”), Green Plains York LLC, a Delaware limited liability company (“Green Plains York”), and collectively with Green Plains and Green Plains Madison, Green Plains Mount Vernon, and Green Plains York, the “Sellers”), Green Plains Holdings LLC, a Delaware limited liability company (the “General Partner”), Green Plains Partners LP, a Delaware limited partnership (the “Partnership”), Green Plains Operating Company LLC, a Delaware limited liability company (the “Operating Company”), Green Plains Ethanol Storage LLC, a Delaware limited liability company (“Ethanol Storage LLC”), and Green Plains Logistics LLC, a Delaware limited liability company (“Logistics”), with the General Partner, the Partnership, the Operating Company, the Ethanol Storage LLC and Logistics being the “GPP Entities”. Each of Sellers, the General Partner, the Partnership, the Operating Company, Ethanol Storage LLC and Logistics are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties intend that the GPP Entities shall be deemed to have purchased and/or received the Storage Assets (as hereinafter defined) directly from the sellers to the Sellers, which are Abengoa BioEnergy Company, LLC, Abengoa BioEnergy of Illinois, LLC and Abengoa BioEnergy of Indiana, LLC (collectively the “Abengoa Sellers”);

WHEREAS, purposes of this Agreement and for the ease of closing with the Abengoa Sellers, the Sellers shall, solely for the purpose of facilitating the transfer to the GPP Entities, own (and in the case of Madison lease) ethanol storage assets in Madison, Illinois, as described on Exhibit A-1 hereto (the “Madison Storage Assets”, ethanol storage assets in Mount Vernon, Indiana, as described on Exhibit A-2 hereto (the “Mount Vernon Storage Assets”), and ethanol storage assets in York, Nebraska as described on Exhibit A-3 (the “York Storage Assets”) (the “Mount Vernon Storage Assets”, the “York Storage Assets”, and together with the Madison Storage Assets, the “Storage Assets”);

WHEREAS, Sellers hold certain transportation assets, including rail load out facilities, as described on Exhibit A-1, Exhibit A-2, and Exhibit A-3 (the “Transportation Assets” and together with the Storage Assets, the “Assets”);

WHEREAS, Sellers intend to sell, assign, transfer and convey the Storage Assets to Ethanol Storage LLC and Ethanol Storage LLC desires to purchase the Storage Assets, on the terms and conditions set forth herein;

WHEREAS, as of the Effective Time (as defined below), each of the events and transactions set forth in Section 2.1 below shall occur;

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Affiliate” has the meaning set forth in the Partnership Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation” has the meaning set forth in Section 2.7.

“Assets” has the meaning set forth in the recitals to this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Bill of Sale” means that certain Bill of Sale, Assignment and Assumption Agreement in the form attached as Exhibit B hereto.

“Cap” is defined in Section 7.4(b).

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Conflicts Committee” has the meaning set forth in Section 3.6.

“Covered Environmental Losses” is defined in Section 7.1(a).

“Effective Time” means 11:59PM Eastern on September 23, 2016, or such other time mutually agreed to by the Parties in writing, which shall for all purposes be immediately following the Sellers purchase from the Abengoa Sellers.

“Environmental Deductible” is defined in Section 7.4(a).

“Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereinafter in effect relating to (a) pollution or protection of human health, natural resources, wildlife and the environment or workplace health or safety, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C.

§§9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. §§2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§2701 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§300f et seq., the Hazardous Materials Transportation Act of 1994, as amended, 49 U.S.C. §§5101 et seq., and other environmental conservation and protection laws and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§651 et seq., and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time and (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances.

“Ethanol Storage LLC” has the meaning set forth in the preamble to this Agreement.

“Excluded Assets and Liabilities” means those certain assets and properties (including any and all ethanol inventory) and certain responsibilities, coverages and Liabilities that might otherwise be considered as part of the Assets but are not being sold, transferred or assigned as part of the transactions contemplated by this Agreement, as set forth on Exhibit C to this Agreement.

“Financial Advisor” has the meaning set forth in Section 3.6.

“Financial Statements” has the meaning set forth in Section 5.1.

“Financial and Operational Information” has the meaning set forth in Section 3.6.

“General Partner” has the meaning set forth in the preamble to this Agreement.

“Governmental Approval” has the meaning set forth in Section 3.4.

“Governmental Authority” means (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.

“Green Plains Madison” has the meaning set forth in the preamble to this Agreement.

“Green Plains Mount Vernon” has the meaning set forth in the preamble to this Agreement.

“Green Plains York” has the meaning set forth in the preamble to this Agreement.

“Green Plains Trade Group” means Green Plains Trade Group LLC, a Delaware limited liability company and Subsidiary of Green Plains.

“Group Member” means a member of the Partnership Group.

“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid, or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq., and including asbestos and lead-containing paints or coatings, radioactive materials, polychlorinated biphenyls and greenhouse gases and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, biofuels and other refined petroleum hydrocarbons.

“Holdings” has the meaning set forth in the recitals to this Agreement.

“Indemnification Deadline” means the fifth anniversary of the Closing Date.

“Indemnified Party” means the Party entitled to indemnification in accordance with Article VII.

“Indemnifying Party” means the Party from whom indemnification may be sought in accordance with Article VII.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, cost, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Lien” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction, easement, encumbrance or other similar interest or right.

“Litigation” has the meaning set forth in Section 3.5.

“Logistics” has the meaning set forth in the preamble to this Agreement.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Madison Storage Assets” has the meaning set forth in the recitals to this Agreement.

“Material Adverse Effect” means any change, circumstance, effect or condition that (a) is, or could reasonably be expected to be, materially adverse to the ownership, operation or condition of the Assets, taken as a whole, or (b) materially adversely affects, or could reasonably be expected to materially adversely affect, Sellers’ ability to satisfy their respective obligations under the Transaction Documents.

“Mount Vernon Storage Assets” has the meaning set forth in the recitals to this Agreement.

“Non-Exclusive License (Madison)” means the Non-Exclusive License for the Use of Track and Property, by and between Green Plains Madison and the Partnership, dated the date hereof.

“Non-Exclusive License (Mount Vernon)” means the Non-Exclusive License for the Use of Track and Property, by and between Green Plains Mount Vernon and the Partnership, dated the date hereof.

“Non-Exclusive License (York)” means the Non-Exclusive License for the Use of Track and Property, by and between Green Plains York and the Partnership, dated the date hereof.

“Omnibus Agreement” means that certain Omnibus Agreement dated effective July 1, 2015, by and among Green Plains, the Partnership, the General Partner and Green Plains Operating Company LLC, a Delaware limited liability company, as amended from time to time.

“Omnibus Agreement Amendment” means that certain Second Amendment to the Omnibus Agreement.

“Operating Company” has the meaning set forth in the preamble to this Agreement.

“Operational Services and Secondment Agreement” means that certain Operational Services and Secondment Agreement, dated effective July 1, 2015, by and between Green Plains and the General Partner, as amended from time to time.

“Operational Services and Secondment Agreement Amendment” means that certain Amendment No. 2 to the Operational Services and Secondment Agreement.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 1, 2015.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Material Adverse Effect” means any change, circumstance, effect or condition that is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Partnership Group, taken as a whole.

“Partnership Parties” means, collectively, the Partnership, the General Partner, the Operating Company, Ethanol Storage LLC and Logistics.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Liens” means (i) Liens for current Taxes that are not yet due and payable or are otherwise being contested in good faith, (ii) Liens securing debt with the Assets as Collateral that will be released with respect to the Assets prior to or as of the Effective Time and (iii) other imperfections of title or encumbrances that, individually or in the aggregate, could not reasonably be expected to materially interfere with the ownership of the Assets.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Property Tax” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price” has the meaning set forth in Section 2.2.

“Rail Transportation Services Agreement” means that certain Rail Transportation Services Agreement, dated effective July 1, 2015, by and between Green Plains Logistics and Green Plains Trade Group, as amended from time to time.

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Special Warranty Deed (Mount Vernon)” means the Special Warranty Deed by and between Green Plains Mount Vernon and Ethanol Storage LLC, dated the date hereof.

“Special Warranty Deed (York)” means the Special Warranty Deed by and between Green Plains York and Ethanol Storage LLC, dated the date hereof.

“Storage and Throughput Agreement” means that certain Storage and Throughput Agreement, dated effective July 1, 2015, by and between Ethanol Storage LLC and Green Plains Trade Group.

“Storage and Throughput Agreement Amendment” means Amendment No. 2 to the Storage and Throughput Agreement.

“Storage Assets” has the meaning set forth in the recitals to this Agreement.

“Sublease (Madison)” means the sublease by and between Green Plains Madison and Ehtanol Storage LLC dated the date hereof.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

“Tax Return” means any report, statement, form, return or other document or information return related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Omnibus Agreement Amendment, the Operational Services and Secondment Agreement Amendment, the Non-Exclusive License (Madison), the Non-Exclusive License (Mount Vernon), the Non-Exclusive License (York), the Bill of Sale, the Rail Transportation Services Agreement Amendment, the Sublease (Madison), Special Warranty Deed (Mount Vernon), the Special Warranty Deed (York), the Storage and Throughput Agreement Amendment and the other documents contemplated herein.

“Transaction Taxes” has the meaning set forth in Section 2.6.

“York Storage Assets” has the meaning set forth in the recitals to this Agreement.

ARTICLE II.

ASSET PURCHASE AND SALE AND ACKNOWLEDGMENTS

2.1 Sale and Purchase of the Storage Assets. Effective as of the Effective Time, on the terms and subject to the conditions contemplated herein:

(a) Sellers hereby sell, assign, transfer and convey to Ethanol Storage LLC, its successors and its assigns, for its and their own use forever, and Ethanol Storage LLC agrees to purchase from Sellers the entire right, title, interest, responsibilities, coverages and liabilities of the Storage Assets, including any responsibilities, coverages and liabilities under any permit or licenses included in such assets, free and clear of all Liens; and

(b) Sellers hereby sell, assign, transfer and convey to Logistics, its successors and its assigns, for its and their own use forever, and Logistics agrees to purchase from Sellers the entire right, title, interest, responsibilities and the Non-Exclusive Licenses free and clear of all Liens.

Notwithstanding any other provision herein, the Sellers and the GPP Entities intend that for all purposes the GPP Entities shall be deemed to have purchased the Storage Assets and acquired the other rights transferred herein directly from the Abengoa Sellers. All rights, protections and claims that the Sellers possess with respect to the Abengoa Sellers inure to the GPP Entities hereby.

2.2 Consideration. At the Closing, in consideration for the sale of the Assets hereunder, the Partnership shall pay to the Abengoa Sellers cash in the amount of $90,000,000.00 (the “Purchase Price”). Effective as of the Effective Time, Ethanol Storage LLC hereby accepts the Storage Assets.

2.3 Effective Time of Purchase and Sale. Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that Ethanol Storage LLC shall be entitled to all of the rights of ownership of the Storage Assets and shall be liable for and shall bear all of the Assumed Liabilities, in each case, from and after the Effective Time.

2.4 Assumed Liabilities. Except for Excluded Liabilities as provided in Section 2.5, at the Effective Time, the Partnership Group agrees to assume and to pay, discharge and perform as and when due, all Liabilities that first accrue, are caused by, arise out of, are associated with, are in respect of, or are incurred, in each case, at any time from and after the Effective Time, in connection with the ownership of the Storage Assets or other activities occurring in connection with and attributable to the ownership of the Storage Assets from and after the Effective Time.

The Liabilities described in this Section 2.4 are referred to as the “Assumed Liabilities” in this Agreement.

2.5 Excluded Liabilities. The Parties agree that any Liabilities arising out of or attributable to the ownership of the Assets or other activities occurring in connection with and attributable to the ownership of the Assets prior to the Effective Time do not constitute part of the Assumed Liabilities, and neither the Partnership Group nor any member thereof has assumed, and shall not assume or become obligated with respect to, any Liability first incurred, accrued or arising out of or attributable to the ownership of the Assets or other activities occurring in connection with and attributable to the ownership of the Assets prior to the Effective Time, including any Liabilities of Sellers or their respective Affiliates existing immediately prior to the Effective Time, whether or not described specifically in this Section 2.5 (collectively, the “Excluded Liabilities”), all of which shall remain the sole responsibility of, and be discharged and performed as and when due by, Sellers or their respective Affiliates from and after the Effective Time.

2.6 Transaction Taxes. All sales, use, transfer, filing, registration, business and occupation and similar Taxes arising from or associated with the transactions contemplated by this Agreement (“Transaction Taxes”), other than Taxes based on income, shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by the Partnership. To the extent under applicable law the transferee is responsible for filing Tax Returns in respect of Transaction Taxes, the Partnership shall prepare and file all such Tax Returns. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes. The Party that is not responsible under applicable law for paying the Transaction Taxes shall pay its share of the Transaction Taxes to the responsible Party prior to the due date of such Taxes.

2.7 Allocation. The Purchase Price (plus the Assumed Liabilities, to the extent properly taken into account by the Code), shall be allocated among the Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state or local law, as appropriate) (the “Allocation”). If the Purchase Price is adjusted pursuant to any provision of this Agreement, the Allocation will reflect such adjustment as mutually agreed by Sellers and the Partnership Parties and the Partnership Group shall file all Tax Returns (including, but not limited to, IRS Form 8594) consistent with the Allocation. Neither Sellers nor the Partnership Group shall take any Tax position inconsistent with such Allocation and neither Sellers nor the Partnership Group shall agree to any proposed adjustment to the Allocation by any Taxing authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Sellers or the Partnership Group from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Allocation, and neither Sellers nor the Partnership Group shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Allocation.

2.8 Withholding. The Partnership Group shall be entitled to deduct and withhold from the Purchase Price such amounts as the Partnership Group is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby, jointly and severally, represent and warrant to the Partnership Parties that, as of the date hereof:

3.1 Organization and Existence.

(a) Green Plains has been duly organized and is validly existing and in good standing under the laws of the State of Iowa, with full corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. Green Plains is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.

(b) Green Plains Madison is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware. Green Plains Madison is duly qualified to transact business as a limited liability company and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.

(c) Green Plains Mount Vernon is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware. Green Plains Mount Vernon is duly qualified to transact business as a limited liability company and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.

(d) Green Plains York is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware. Green Plains York is duly qualified to transact business as a limited liability company and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.

3.2 Authority and Approval; Enforceability. Each of Sellers has the requisite power and authority to execute and deliver this Agreement and any Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by each of Sellers of this Agreement and any Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of such Seller. Each of this Agreement and any Transaction Document to which Sellers are or will be a party constitutes or will constitute, upon execution and delivery by such Seller, the valid and binding obligation of the Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3 No Conflict. This Agreement, the Transaction Documents to which Sellers are or will be a party and the execution and delivery hereof and thereof by Sellers do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with any of the provisions of the certificate of incorporation, certificate of formation, bylaws or limited liability company agreement of Sellers or with any of the provisions of the organizational documents of Sellers;

(b) conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any Seller;

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or material agreement, contract, commitment or instrument to which any Seller is a party or by which any of them is bound or to which any of the Assets are subject;

(d) result in the creation of, or afford any person the right to obtain, any material Lien on the capital stock or other equity interests, property or assets of the any Seller under any such indenture, mortgage, lien, agreement, contract, commitment or instrument; or

(e) result in the revocation, cancellation, suspension or material modification, singly or in the aggregate, of any Governmental Approval (as defined below) possessed by any Seller that is necessary or desirable for the ownership, lease or operation of its or their properties and other assets in the conduct of its or their business as now conducted, including any Governmental Approvals under any applicable Environmental Law; except, in the case of clauses (b), (c), (d) and (e), as would not have, individually or in the aggregate, a Material Adverse Effect.

3.4 Consents. No consent, approval, license, permit, order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority (each a “Governmental Approval”) or other person or entity is required to be obtained or made by or with respect to any Seller in connection with:

(a) the execution, delivery, and performance of this Agreement or the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby;

(b) the enforcement against Sellers of their respective obligations hereunder and thereunder; or

(c) following the Closing, the ownership or operation, as applicable, by the Partnership Parties of the Assets;

except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.

3.5 Laws and Regulations; Litigation. As of the date hereof, there are no pending or, to the knowledge of Sellers, threatened claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) against any Seller, or against or affecting the Assets or the ownership or operation thereof (other than Litigation under any Environmental Law, which is the subject of Section 3.7) that (i) would, individually or in the aggregate, have a Material Adverse Effect or (ii) seek any material injunctive relief with respect to the Assets. No Litigation is pending or, to the knowledge of Sellers, threatened to which any Seller is or may become a party that questions or involves the validity or enforceability of any of its respective obligations under this Agreement or seeks to prevent or delay, or damages in connection with, the consummation of the transactions contemplated hereby.

3.6 Management Projections, Budgets and Information. The projections and budgets (the “Financial and Operational Information”) provided to the Partnership (including those provided to Evercore Group L.L.C., the financial advisor (“Financial Advisor”) to the conflicts committee of the Board of Directors of the General Partner (the “Conflicts Committee”)) by Sellers as part of the Partnership’s review of the Assets in connection with this Agreement have a reasonable basis, were prepared in good faith and are consistent with Sellers’ management’s current expectations. The other financial and operational information provided by

Sellers to Financial Advisor as part of its review of the proposed transaction for the Conflicts Committee is complete and correct in all material respects for the periods covered and is derived from and is consistent with the books and records of Sellers.

3.7 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) the Assets are operated in compliance with Environmental Laws;

(b) none of the Assets are the subject of any outstanding administrative or judicial order under any Environmental Law requiring remediation or the payment of a fine or penalty;

(c) none of the Assets are the subject to any pending Litigation under any Environmental Law, with respect to which Sellers have been contacted in writing by or on behalf of the plaintiff or claimant; and

(d) none of the Assets have any Liability in connection with the release into the environment of any Hazardous Substance.

3.8 Condition of Assets. To the knowledge of Sellers, the Assets are:

(a) in good operating condition and repair (normal wear and tear excepted); and

(b) free from any material defects (other than Permitted Liens).

3.9 Taxes. All Tax Returns that are required to be filed by or with respect to the Assets prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects. All Taxes due and payable by or with respect to the Assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued for by Sellers. No examination, audit, claim, assessment, levy or administrative or judicial proceeding regarding any of the Tax Returns described in this Section 3.9 or any Taxes of or with respect to the Assets are currently pending or have been proposed in writing or have been threatened. No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to the Assets or any Tax Returns of or with respect to the Assets.

3.10 Title.

(a) Each of Sellers owns and has good and valid fee simple title to all of its owned real property and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens; except that Green Plains Madison has only a leasehold interest in the real property.

(b) All tangible personal property owned, leased or licensed by the applicable Seller that is material to the operations of the Assets is, in all material respects, in good repair, working order and operating condition and adequate for its present uses by such Seller, ordinary wear and tear excepted.

3.11 Brokerage Arrangements. None of Sellers nor any of their respective Affiliates has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate any Group Member to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

3.12 No Adverse Changes. To the knowledge of Sellers, since August 25, 2016 with respect to the Madison Storage Assets, and August 25, 2016 with respect to the Mount Vernon Storage Assets, and August 25, 2016 with respect to the York Storage Assets:

(a) there has not been a Material Adverse Effect;

(b) the Assets have been operated and maintained in the ordinary course of business consistent with past practices; and

(c) there has not been any material damage or destruction to any of the Assets other than such damage or destruction that has been repaired.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES

The Partnership Parties hereby, jointly and severally, represent and warrant to Sellers that as of the date hereof:

4.1 Organization and Existence.

(a) The Partnership is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware. The Partnership is duly qualified to transact business as a limited partnership and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Partnership Material Adverse Effect.

(b) The General Partner is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power and authority to act as the general partner of the Partnership in all material respects.

(c) The Operating Company is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware. The Operating Company is duly qualified to transact business as a limited liability company and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Partnership Material Adverse Effect.

(d) Ethanol Storage LLC is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power and authority to own the Storage Assets. Ethanol Storage LLC is duly qualified to transact business as a limited liability company and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Partnership Material Adverse Effect.

(e) Logistics is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power and authority to own provide Transportation Services. Logistics is duly qualified to transact business as a limited liability company and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Partnership Material Adverse Effect.

4.2 Authority and Approval; Enforceability. Each of the Partnership Parties has the requisite power and authority to execute and deliver this Agreement and any Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by each of the Partnership Parties of this Agreement and any Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of the Partnership Parties. Each of this Agreement and any Transaction Document to which any of the Partnership Parties is or will be a party constitutes or will constitute, upon execution and delivery by such Partnership Party, the valid and binding obligation of such Partnership Party, enforceable against such Partnership Party in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3 Delivery of Fairness Opinion. Financial Advisor has delivered an opinion to the Conflicts Committee that the aggregate consideration to be paid by the Partnership Parties as consideration for the Assets pursuant to this Agreement is fair to the Partnership and the common unitholders of the Partnership (other than Green Plains) from a financial point of view.

4.4 Brokerage Arrangements. None of the Partnership Parties has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate Sellers or any of its respective Affiliates (other than the Partnership Group) to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

4.5 Approval of Conflicts Committee. The transaction contemplated by this Agreement shall have been approved by the Conflicts Committee.

ARTICLE V.

COVENANTS, ETC.

5.1 Financial Statements. The Seller shall permit the Partnership and its representatives to contact Sellers’ accountants, auditors and employees, and shall cause such accountants, auditors and employees to discuss, cooperate and provide information reasonably requested by the Partnership or its representatives, in order for the Partnership to prepare financial statements with respect to the Assets and pro forma financial statements of the Partnership, in each case that are necessary to comply with applicable requirements promulgated under the Securities Act and within the timeframe specified for the Partnership to file any such financial statements on Form 8-K under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Financial Statements”). Sellers shall cause their accountants, auditors and employees to cooperate with the Partnership with regards to responding to any comments from the Commission on such Financial Statements. The Partnership shall be responsible for and shall pay for or reimburse Sellers for all costs incurred by Sellers in connection with the external audit of any such Financial Statements (including reasonable accountants’ fees). The obligations of Sellers under this Section 5.1 shall survive for five (5) years after the Closing.

5.2 Independent Investigation. The Partnership Parties acknowledge that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on its own independent investigation of the Assets and upon the express written representations, warranties and covenants in this Agreement. Without diminishing the scope of the express written representations, warranties and covenants of the Parties and without affecting or impairing its right to rely thereon, THE PARTNERSHIP PARTIES ACKNOWLEDGE THAT SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), OTHER THAN THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT.

5.3 Post-Closing Payments. Should Sellers or any of their respective Subsidiaries, after Closing, receive any payments related to the Assets to which the Partnership or any of its Subsidiaries is entitled pursuant to this Agreement, then Sellers or their applicable Subsidiaries shall, within thirty (30) days of receipt of such payments, forward such payments to the Partnership If any demand is made on Sellers or any of their respective Subsidiaries after Closing to pay any invoice or other obligation contracted or incurred in connection with the ownership of the Assets on or after the Effective Time, the Partnership shall pay the same to the extent such invoice or obligation constitutes an Assumed Liability. If any demand is made on the Partnership or any of its Subsidiaries to pay any invoice or other obligation contracted or incurred in connection with the ownership of the Assets prior to the Effective Time, Sellers shall be responsible for the same.

5.4 Further Assurances. From time to time after the Effective Time, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests sold and assigned by this Agreement or intended to be so sold and assigned (including any actions required to effect the assignment and conveyance of the Assets as of the Effective Time, and (c) more fully and effectively to carry out the purposes and intent of this Agreement.

5.5 Tax Covenants.

(a) Sellers and the Partnership Group agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets (as available or within Sellers’ or the Partnership Group’s control, as applicable), including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Sellers or the Partnership Group, as applicable, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Sellers and the Partnership Group shall retain, or cause to be retained, all books and records with respect to Taxes pertaining to the Assets for a period of at least seven years following the Closing Date. Sellers and the Partnership Group shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Assets or the Allocation.

(b) Sellers shall promptly notify the Partnership Group in writing upon receipt by Sellers of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Sellers that reasonably may be expected to relate to or give rise to a Lien on any of the Assets. Each of Sellers and the Partnership Group shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

(c) Any Property Taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If any Property Taxes due and payable during the year of Closing have not been paid before Closing, Sellers shall be charged at Closing an amount equal to that portion of such Property Taxes which relates to the period before Closing, and the Partnership Group shall pay, or cause to be paid, such Property Taxes prior to their becoming delinquent. Any such apportionment made with respect to a Property Tax year for which the Property Tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the Property Tax rate or assessed valuation fixed. To the extent that the actual Property Taxes for the current year differ from the amount apportioned at Closing, the Parties shall make all necessary adjustments by appropriate payments between themselves within thirty 30 days after such amounts are determined following Closing. The Partnership Group shall pay all supplemental Property Tax resulting from the change in ownership and reassessment, if any, occurring as the result of the Closing pursuant to this Agreement.

5.6 Real Property. After the Closing and without any further consideration, Sellers will use all commercially reasonable efforts, in accordance with applicable law, to execute, file and deliver all such additional deeds, instruments and other documents with any Governmental Authority necessary to fully and effectively vest in the applicable Group Member and their successors and assigns title to the real property assets sold, conveyed and assigned pursuant to this Agreement.

ARTICLE VI.

CLOSING

6.1 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Green Plains at 450 Regency Parkway, Suite 400, Omaha NE 68114 on September 23, 2016 (the “Closing Date”).

6.2 Deliveries by Sellers. At the Closing, Sellers will deliver (or cause to be delivered) the following:

(a) a counterpart to the Bill of Sale, duly executed by the applicable Seller;

(b) a counterpart to the Omnibus Agreement Amendment, duly executed by Green Plains;

(c) a counterpart to the Storage and Throughput Agreement Amendment, duly executed by Green Plains Trade Group;

(d) a counterpart to the Operational Services and Secondment Agreement Amendment, duly executed by Green Plains;

(e) a counterpart to the Sublease (Madison), duly executed by Green Plains Madison;

(f) a counterpart to the Special Warranty Deed (Mount Vernon), duly executed by Green Plains Mount Vernon;

(g) a counterpart to the Special Warranty Deed (York), duly executed by Green Plains York;

(h) a counterpart to the Non-Exclusive License (Madison), duly executed by Green Plains Madison;

(i) a counterpart to the Non-Exclusive License (Mount Vernon), duly executed by Green Plains Mount Vernon;

(j) a counterpart to the Non-Exclusive License (York), duly executed by Green Plains York;

(k) all necessary forms and certificates complying with applicable Law, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code and any state or local equivalent thereof; and

(l) all other documents and instruments necessary and appropriate to convey the Assets to Ethanol Storage LLC and Logistics, as applicable, and other customary forms as may be agreed to by the Parties.

6.3 Deliveries by the Partnership Parties. At the Closing, the Partnership Parties will deliver (or cause to be delivered) the following:

(a) the Purchase Price, by wire transfer of immediately available funds to an account specified by Sellers;

(b) a counterpart to the Bill of Sale, duly executed by Ethanol Storage LLC;

(c) a counterpart to the Omnibus Agreement Amendment, duly executed by the General Partner, the Partnership and the Operating Company;

(d) a counterpart to the Storage and Throughput Agreement Amendment, duly executed by Ethanol Storage LLC;

(e) a counterpart to the Operational Services and Secondment Agreement Amendment, duly executed by the General Partner;

(f) a counterpart to the Sublease (Madison), duly executed by Ethanol Storage LLC;

(g) a counterpart to the Non-Exclusive License (Madison), duly executed by Logistics;

(h) a counterpart to the Non-Exclusive License (Mount Vernon), duly executed by Logistics;

(i) a counterpart to the Non-Exclusive License (York), duly executed by Logistics; and

(j) all other documents and instruments necessary and appropriate to convey the Assets to Ethanol Storage LLC and Logistics, as applicable, and other customary forms as may be agreed to by the Parties.

ARTICLE VII.

INDEMNIFICATION

7.1 Environmental Indemnification.

(a) Sellers, jointly and severally, shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member, directly or indirectly (including as a result of any claim by a third party), by reason of or arising out of:

(i) any violation of Environmental Laws associated with or arising from the ownership or operation of the Assets prior to the Closing Date; and

(ii) any environmental event, condition or matter associated with or arising from the ownership or operation of the Assets as in effect prior to the Closing Date (including the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or the release of Hazardous Substances generated by operation of the Assets at non-Asset locations), including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities or other corrective action required or necessary under Environmental Laws, (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

provided, however, that with respect to any violation under Section 7.1(a)(i) or any environmental event, condition or matter included under Section 7.1(a)(ii), Sellers will be obligated to indemnify such Group Member only to the extent that Sellers are notified in writing of such violation or environmental event, condition or matter prior to the Identification Deadline. For the avoidance of doubt, Sellers shall have no indemnification obligations under Sections 7.1(a)(i) and 7.1(a)(ii) with respect to any claims based on additions to or modifications of Environmental Laws enacted or promulgated after the Closing Date. Losses subject to indemnification in this Section 7.1(a) are referred to collectively as “Covered Environmental Losses.”

(b) The Partnership Group shall indemnify, defend and hold harmless Sellers from and against any Losses suffered or incurred by any Seller, directly or indirectly (including as a result of any claim by a third party), by reason of or arising out of:

(i) any violation of Environmental Laws associated with or arising from the ownership or operation of the Assets occurring on or after the Closing Date; and

(ii) any environmental event, condition or matter associated with or arising from the ownership or operation of the Assets occurring on or after the Closing Date (including the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or the release of Hazardous Substances generated by operation of the Assets at non-Asset locations), including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

to the extent that any of the foregoing matters under Section 7.1(b)(i) or 7.1(b)(ii) do not constitute Covered Environmental Losses (without giving effect to the Environmental Deductible).

7.2 Indemnification.

(a) In addition to and not in limitation of the indemnification provided under Section 7.1(a), to the fullest extent permitted by law, Sellers shall, jointly and severally, indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member by reason of or arising out of:

(i) any breach of a representation or warranty of Sellers in this Agreement;

(ii) any breach of any agreement or covenant in this Agreement on the part of Sellers; and

(iii) any of the Excluded Assets or Liabilities; and

(iv) (A) the consummation of the transactions contemplated by this Agreement or (B) events and conditions associated with the ownership or operation of the Assets and to the extent occurring before the Closing Date (other than Covered Environmental Losses which are provided for under Section 7.1(a)), to the extent that Sellers are notified in writing of any such Loss prior to the Identification Deadline; and

(v) all Tax liabilities attributable to the ownership or operation of the Assets on or prior to the Closing Date, including under Treasury Regulation Section 1.1502-6, as it may be amended (or any similar provision of state or local law), and any such tax liabilities (other than Transaction Taxes that are the obligation of the Partnership Group under Section 2.6) that may result from the consummation of the transactions contemplated by this Agreement.

(b) The Partnership Parties shall, jointly and severally, indemnify, defend and hold harmless Sellers from and against any Losses suffered or incurred by any Seller by reason of or arising out of:

(i) any breach of a representation or warranty of the Partnership Parties in this Agreement;

(ii) any breach of any agreement or covenant in this Agreement on the part of the Partnership Parties;

(iii) any Assumed Liability; and

(iv) events and conditions to the extent associated with the ownership or operation of the Assets occurring after the Closing Date (other than Covered Environmental Losses which are provided for under Section 7.1(a) and Losses for which the Partnership Parties are indemnifying Sellers under Section 7.1(b)), unless such indemnification would not be permitted by any Group Member under the Partnership Agreement.

7.3 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article VII, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article VII, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full and unconditional release of the Indemnified Party from such claim; provided, further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

(c) The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party with respect to all aspects of the defense of and pursuit of any counterclaims relating to any claims covered by the indemnification under this Article VII, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 7.3. The obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article VII; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense or counterclaim, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims so long as the Indemnified Party is still seeking indemnification hereunder.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

(e) The indemnification required under this Agreement shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or Loss is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an Indemnifying Party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including, without limitation, insurance proceeds) credited to or received by the other party related to the Losses.

7.4 Limitations Regarding Indemnification.

(a) With respect to Covered Environmental Losses under Section 7.1(a)(i) or Section 7.1(a)(ii) that arise out of an event, condition or matter that is first discovered after the Closing Date, Sellers shall not be obligated to indemnify, defend and hold harmless any Group Member until such time as the total aggregate amount of Losses incurred by the Partnership Group for such Covered Environmental Losses exceeds $100,000 (the “Environmental Deductible”), at which time Sellers shall be obligated to indemnify the Partnership Group for the amount of such Covered Environmental Losses in excess of the Environmental Deductible.

(b) To the extent an Indemnified Party is entitled to indemnification for Losses under this Agreement other than Covered Environmental Losses, the Indemnifying Party shall not be liable for Losses that exceed, in the aggregate, $13.5 million (the “Cap”) less the Environmental Deductible.

(c) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR

LOST PROFITS (INCLUDING ANY DIMINUTION IN VALUE OF ANY PARTY’S RESPECTIVE INVESTMENT IN THE PARTNERSHIP) SUFFERED, DIRECTLY OR INDIRECTLY, BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, EXCEPT AS A REIMBURSEMENT FOR ANY SUCH DAMAGES AS ARE PAID TO A GOVERNMENTAL AUTHORITY OR OTHER THIRD PARTY.

7.5 Survival.

(a) The liability of Sellers for the breach of any of the representations and warranties of Sellers set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.10 (the “Fundamental Representations”) shall be limited to claims for which the Partnership Parties deliver written notice to Sellers on or before the Identification Deadline. The liability of Sellers for the breach of any of the representations and warranties of Sellers set forth in Article III (other than the Fundamental Representations and the representations and warranties set forth in Section 3.9) shall be limited to claims for which the Partnership Parties deliver written notice to Sellers on or before the date that is 18 months after the Closing Date. The liability of Sellers for Losses for claims related to or arising from Taxes (including, without limitation, Losses for claims for breach of the representations or warranties in Section 3.9) shall be limited to claims for which the Partnership Parties deliver written notice to Sellers on or before the date that is ninety (90) days after the expiration of the applicable statute of limitations for assessment of the applicable Tax.

(b) The liability of the Partnership Parties for the breach of any of the representations and warranties of the Partnership Parties set forth in Article IV shall be limited to claims for which Sellers deliver written notice to the Partnership Parties on or before the date that is 18 months after the Closing Date.

7.6 Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article VII (other than claims or causes of action arising from fraud, and other than claims for specific performance or claims arising under any Transaction Documents (which claims shall be subject to the liability provisions of such Transaction Documents)).

ARTICLE VIII.

MISCELLANEOUS

8.1 Expenses. Unless otherwise specifically provided in this Agreement, each Party shall pay its own expenses incident to this Agreement or the other Transaction Documents and all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.

8.2 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale”, “sublease” or “assignment” of the assets and the liabilities referenced herein.

8.3 Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this

Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to Sellers, addressed to:

Green Plains Inc.

450 Regency Parkway, Suite 400

Omaha, Nebraska 68114

Facsimile: (402) 952-4916

Attention: General Counsel

E-mail: michelle.mapes@gpreinc.com

If to the Partnership Parties, addressed to:

Green Plains Partners LP

c/o Green Plains Holdings LLC, its general partner

450 Regency Parkway, Suite 400

Omaha, Nebraska 68114

Facsimile: (402) 952-4916

Attention: General Counsel

E-mail: michelle.mapes@gpreinc.com

Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

8.4 Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

8.5 Public Statements. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or securities exchange regulations.

8.6 Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three business days prior to the proposed date of payment.

8.7 Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits hereto, (a) constitute the entire agreement among the

Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person or entity any rights or remedies hereunder except as Article VII contemplates or except as otherwise expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

8.8 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Parties.

8.9 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.

8.10 Interpretation. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

8.11 Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, those schedules are incorporated in the definition of “Agreement.”

8.12 Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

GREEN PLAINS INC.

By:	/s/ Jerry L. Peters
Name:	Jerry L. Peters
Title:	Chief Financial Officer

GREEN PLAINS MADISON LLC

By:	/s/ Jerry L. Peters
Name:	Jerry L. Peters
Title:	Chief Financial Officer

GREEN PLAINS MOUNT VERNON LLC

By:	/s/ Jerry L. Peters
Name:	Jerry L. Peters
Title:	Chief Financial Officer

GREEN PLAINS YORK LLC

By:	/s/ Jerry L. Peters
Name:	Jerry L. Peters
Title:	Chief Financial Officer

GREEN PLAINS HOLDINGS LLC

By:	/s/ Jerry L. Peters
Name:	Jerry L. Peters
Title:	Chief Financial Officer

GREEN PLAINS PARTNERS LP

By:	Green Plains Holdings LLC, its general partner

By:	/s/ Jerry L. Peters
Name:	Jerry L. Peters
Title:	Chief Financial Officer

Signature Page to Asset Purchase Agreement

GREEN PLAINS OPERATING COMPANY LLC

By:	/s/ Jerry L. Peters
Name:	Jerry L. Peters
Title:	Chief Financial Officer

GREEN PLAINS ETHANOL STORAGE LLC

By:	/s/ Jerry L. Peters
Name:	Jerry L. Peters
Title:	Chief Financial Officer

GREEN PLAINS LOGISTICS LLC

By:	/s/ Jerry L. Peters
Name:	Jerry L. Peters
Title:	Chief Financial Officer

Signature Page to Asset Purchase Agreement

EXHIBIT A-1

MADISON STORAGE ASSETS AND TRANSPORTATION ASSETS

A sub-leasehold interest in the real estate situated in Madison, Illinois as described in the Sublease for such location (the “Real Estate”) together with all storage tanks and other improvements located on such Real Estate.

EXHIBIT A-2

MOUNT VERNON STORAGE ASSETS AND TRANSPORTATION ASSETS

The real estate situated in Mount Vernon, Indiana as described in the Special Warranty Deed for such location (the “Real Estate”) together with all storage tanks and other improvements located on such Real Estate.

EXHIBIT A-3

YORK STORAGE ASSETS AND TRANSPORTATION ASSETS

The real estate situated in York, Nebraska as described in the Special Warranty Deed for such location (the “Real Estate”) together with all storage tanks and other improvements located on such Real Estate.

EXHIBIT B

FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

B-1

EXHIBIT C

EXCLUDED ASSETS AND LIABILITIES

All ethanol (whether denatured or un-denatured) and all denaturant.

C-1